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                                                                     Exhibit 4.2

                              FIRST AMENDMENT TO
                          FIRST AMENDED AND RESTATED
                        FOUNDING SHAREHOLDERS AGREEMENT


     Agreement made this 17 day of December, 1999 by and between Peter S. Dawson
                         --
("Dawson"), John T.W. Baggott ("Baggott"), James E. Watkins ("Watkins") and Embedded Support Tools Corporation ("Company").

     Reference is made to the First Amended and Restated Founding Shareholders Agreement dated July 1, 1999 (the "First Restated Agreement").

     WHEREAS, the individual parties (the "Founders") and the Company desire to make certain changes in the First Restated Agreement with a view to facilitating the Company's completion of possible equity financing or merger transactions in the future;

     WHEREAS, the parties deem such changes and the other agreements set forth herein to be in each of their and the Company's mutual best interests;

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. For the six months period beginning with the date of this agreement, each of the Founders:

          (a) hereby waives and agrees not to exercise his rights, as more fully set forth in Section 1.3 of the First Restated Agreement, to participate in the issuance by the Company of any capital stock or any rights to acquire capital stock of the Company;

          (b) hereby waives and agrees not to exercise his rights, as more fully set forth in Section 11 of the First Restated Agreement, to obtain loans from the Company provided that this shall not have effect upon any loans which a Founder presently has outstanding from the Company pursuant to the First Restated Agreement;

          (c) hereby waives and agrees not to exercise his rights, as more fully set forth in Section 10 of the First Restated Agreement, to sell shares of his Common Stock to the Company
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     2.   The parties agrees that section 19 of the First Restated Agreement, providing for each Founder to vote, under certain circumstances, for the election of each of the others as a director of the Company, be terminated and of no force and effect.

     3. Except as set forth above, the First Restated Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties have executed this agreement under seal on the date first above written.

                              EMBEDDED SUPPORT TOOLS CORPORATION, a
                              Massachusetts corporation


                              By: /s/ Peter Dawson
                                  --------------------------------
                                  Peter S. Dawson, President


                              By: /s/ Peter Dawson
                                  --------------------------------
                                  Peter S. Dawson, Individually


                              By: /s/ James E. Watkins
                                  --------------------------------
                                  James E. Watkins, Individually


                              By: /s/ John T.W. Baggott
                                  --------------------------------
                                  John T.W. Baggott, Individually